UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 13, 2010

FORMFACTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50307	13-3711155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road
Livermore, CA	94551
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (925) 290-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2010, FormFactor, Inc. (the “FormFactor” or the “Company”) announced the appointment of Tom St. Dennis as Chief Executive Officer and member of the Board of Directors of the Company, both appointments effective September 13, 2010.

Mr. St. Dennis, age 57, previously served as Senior Vice President, General Manager of the Silicon Systems Group within Applied Materials, Inc., from September 2005 to September 2009.  Previously, he held executive positions at Novellus Systems, Inc., where he served as Executive Vice President of Sales & Marketing and Member of the Office of the CEO from July 2003 to September 2005, and at Wind River Systems, Inc., where he served as President and  Chief Executive Officer from September 1999 to July 2003.  Mr. St. Dennis holds both a BS and MS in Physics from the University of California at Los Angeles.

As Chief Executive Officer of FormFactor, Mr. St. Dennis will be paid an annual base salary of $480,000 and is eligible to receive a bonus under the company’s Key Employee Bonus Plan at a target rate of 100% of base salary with the opportunity to earn 200% of base salary based on extraordinary achievement of certain objectives pursuant to his letter agreement with FormFactor, which is included as Exhibit 99.01 to this Form 8-K.

Mr. St. Dennis was also granted, as of September 13, 2010, a stock option under the Company’s 2002 Equity Incentive Plan to purchase 450,000 shares of FormFactor common stock with an exercise price equal to the closing price of the Company’s stock on the Nasdaq Global Market on September 13, 2010.  The stock option will vest over 4 years, with 25% vesting on September 13, 2011 and the remainder vesting in equal monthly installments over the following three years. Mr. St. Dennis will also be granted, as of September 13, 2010, restricted stock units under the Company’s 2002 Equity Incentive Plan that represent the right to receive 60,000 shares of FormFactor common stock upon vesting. The restricted stock units will vest in four equal installments on September 13 of each of 2011, 2012, 2013 and 2014. The stock option and the restricted stock units are subject to vesting acceleration upon the occurrence of certain change in control events.

Mr. St. Dennis’s letter agreement also provides that if his employment is terminated by FormFactor without cause or by him for good reason (as these terms are defined in his letter agreement with FormFactor), he will receive a lump sum severance payment equal to one year of his then annual base salary, a pro-rata portion of his annual bonus based upon the number of calendar days he was employed in the year of his termination, accelerated vesting and extended exercisability of his granted equity awards for an additional twelve month period, and health benefits coverage for up to twelve months.  These separation benefits are subject to Mr. St. Dennis executing a release and waiver of claims in favor of FormFactor.

Mr. St. Dennis will not receive any compensation in connection with his service as a member of FormFactor’s Board of Directors.

FormFactor expects that Mr. St. Dennis will also enter into an indemnity agreement and a change of control severance agreement, the terms of which will be identical in all material respects to the forms of these agreements that FormFactor has previously entered into with its executive officers.  The forms of these agreements and the Company’s 2002 Equity Incentive Plan and Key Employee Bonus Plan are filed as exhibits to the Company’s previous filings with the Securities and Exchange Commission and described in the Company’s Proxy Statement for its 2010 Annual Meeting of Stockholders.

There is no family relationship between Mr. St. Dennis and any director, executive officer or person nominated or chosen by FormFactor to become a director or executive officer.  There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party in which Mr. St. Dennis or any member of his immediate family had, or will have, a direct or indirect material interest.

FormFactor issued a press release regarding Mr. St. Dennis’ appointment, which is included as Exhibit 99.02 to this Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.01	Employment Letter Agreement dated September 2, 2010.
99.02	Press release dated September 13, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.

Date:	September 17, 2010	By:	/s/ STUART L. MERKADEAU
			Name:	Stuart L. Merkadeau
			Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.01	Employment Letter Agreement dated September 2, 2010.
99.02	Press release dated September 13, 2010.